[LETTERHEAD OF WIEN & MALKIN LLP]



                                                        April 16, 2002

To Participants in 60 East 42nd St. Associates L.L.C.
      Federal Identification Number 13-6077181

	We enclose the annual report of the limited liability company which owns the premises at 60 East 42nd Street (the Lincoln Building), and at 301 Madison Avenue, New York City, for the year ended December 31, 2001. The general partnership was converted to a limited liability company on November 28, 2001.

	The reported income for 2001 was $7,814,714. This was less than distributions of $8,298,341 which is partly the result of depreciation and amortization of mortgage refinancing costs.

	Monthly distributions during 2001 totaled $1,046,420, or about 14.9% per annum on the original cash investment of $7,000,000. The distributions were made possible by advances from the lessee totalling $1,053,800 against additional rent.

	Additional rent for the lease year ended September 30, 2001 was $9,111,490, or an excess of $8,057,690 over the advances of $1,053,800. Wien & Malkin LLP received $805,769 and the balance of the excess rent of $7,251,921 was distributed to the participants on November 30, 2001. The additional distribution of $7,251,921 represented an annual return of about 103.6% on the cash investment of $7,000,000, so that total distributions for 2001 were at the rate of about 118.5% per annum.

	Taking into account that a portion of prior distributions constituted a return of capital, the book value on December 31, 2001 of an original cash investment of $10,000 was a deficit balance of $7,725.

	Schedule K-1 forms (Form 1065), containing 2001 tax information, were mailed to the participants on March 12, 2002.

        If you have any question about the enclosed material please communicate with our office.

                                                Cordially yours,

                                                WIEN & MALKIN LLP

                                                By:  Stanley Katzman
SK:fm
Encs.






[LETTERHEAD OF J.H. COHN
ACCOUNTANTS & CONSULTANTS]







INDEPENDENT ACCOUNTANTS' REPORT



To the participants in 60 East 42nd St. Associates L.L.C. (a limited liability company):


We have audited the accompanying balance sheet of 60 East 42nd St. Associates L.L.C. ("Associates") as of December 31, 2001, and the related statements of income, members' equity (deficiency) and cash flows for the year then ended. These financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 60 East 42nd Street Associates L.L.C. as of December 31, 2001, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


					J.H. Cohn LLP
					1212 Avenue of the Americas
					New York, N. Y. 10036

February 26, 2002


                        60 EAST 42ND ST. ASSOCIATES L.L.C.
                         (A Limited Liability Company)

                                BALANCE SHEET

                              DECEMBER 31, 2001



Assets
    Cash in banks                                                 $ 1,863,548
    Cash in distribution account held
     by Wien & Malkin LLP                                              87,202

                                                                    1,950,750

    Real estate at 60 East 42nd Street and
     301 Madison Avenue, New York City:
        Buildings                                     $16,960,000
        Less:  Accumulated depreciation                16,960,000           -
               Building improvements and equipment     13,882,233
        Less:  Accumulated depreciation                 1,780,389  12,101,844
               Land                                                 7,240,000

	Mortgage refinancing costs			1,361,096
        Less: Accumulated amortization                    612,879     748,217

           Total assets                                           $22,040,811



Liabilities and members' equity (deficiency)
	Liabilities:
                First mortgage                                    $12,020,814
                Second mortgage                                    13,000,000
                Due to lessee                                       2,372,779
                Accrued expenses                                       55,030

        Total liabilities                                          27,448,623

	Commitments and contingencies

	Members' equity (deficiency)				   (5,407,812)

     Total liabilities and members' equity (deficiency)           $22,040,811




	See accompanying notes to financial statements.



                60 EAST 42ND ST. ASSOCIATES L.L.C.
                  (A Limited Liability Company)

                        STATEMENT OF INCOME

                   YEAR ENDED DECEMBER 31, 2001




Income:
        Basic rent income                                   $1,545,186
        Additional rent income                               9,111,490
        Interest income                                        142,019

            Total income                                    10,798,695


Expenses:
    Interest on mortgages                        $1,663,205
    Supervisory services                            837,149
    Amortization of mortgage refinancing costs      264,082
    Professional fees                                13,291

            Total expenses                                   2,777,727


Income before depreciation                                   8,020,968

Depreciation of building improvements and equipment            206,254

Net income                                                  $7,814,714





















	See accompanying notes to financial statements.


                  60 EAST 42ND ST. ASSOCIATES L.L.C.
                   (A Limited Liability Company)

                STATEMENT OF MEMBERS' EQUITY (DEFICIENCY)

	            YEAR ENDED DECEMBER 31, 2001







Members' equity (deficiency), January 1, 2001            $(4,924,185)

	Add, Net income for the year ended
         December 31, 2001                                 7,814,714

                                                           2,890,529

	Less, Distributions:
           Monthly distributions, January 1,
           2001 through December 31, 2001      $1,046,420


           Distribution on November 30, 2001 of
           balance of additional rent for the
           lease year ended September 30, 2001  7,251,921
                                                          8,298,341


    Members' equity (deficiency),
         December 31, 2001                              $(5,407,812)

















	See accompanying notes to financial statements.

                60 EAST 42ND ST. ASSOCIATES L.L.C.
                 (A Limited Liability Company)

                  STATEMENT OF CASH FLOWS

                 YEAR ENDED DECEMBER 31, 2001


Cash flows from operating activities

	Net income                                             	 $ 7,814,714

	Adjustments to reconcile net income to net cash provided by operating activities:

        Depreciation of building improvements and equipment          206,254
         Amortization of mortgage refinancing costs                  264,082
         Change in accrued expenses                                    5,542

        Net cash provided by operating activities                  8,290,592


Cash flows from investing activities

        Purchase of building improvements and equipment           (9,112,983)

        Net cash used in investing activities                     (9,112,983)


Cash flows from financing activities

        Proceeds from second mortgage loan                         6,000,000
        Monthly distributions to participants                     (1,046,420)
        Repayment of amounts advanced by lessee                     (916,127)
	Distribution on November 30, 2001 of
	 balance of additional rent for the
         lease year ended September 30, 2001                      (7,251,921)

             Net cash used in financing activities                (3,214,468)

Net change in cash                                                (4,036,859)

Cash at beginning of year                                          5,987,609

           Cash at end of year                                  $  1,950,750


Supplemental disclosure of cash flows information

        Cash paid in 2001 for interest                          $  1,657,663



	See accompanying notes to financial statements.

                        60 EAST 42ND ST. ASSOCIATES L.L.C.
                         (A Limited Liability Company)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001


1. Business Activity and Reorganization

   60 East 42nd St. Associates L.L.C. ("Associates") owns commercial property at 60 East 42nd Street and 301 Madison Avenue, New York, N.Y. The property is net leased to Lincoln Building Associates (the "Lessee").

   Associates operated as a general partnership, 60 East 42nd St. Associates, until November 28, 2001, when it converted to a limited liability company and changed to its current name. Ownership percentages in Associates were unchanged by the conversion. Associates continues to be treated as a partnership for tax purposes, and the partnership's income tax basis of its assets and liabilities carried over to the limited liability company.



2. Summary of Significant Accounting Policies

   Use of estimates

   In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Land, buildings, building improvements, equipment and depreciation:

   Land, buildings, building improvements and equipment are stated at cost. The buildings, and building improvements costing $1,574,135, have been fully depreciated, using a straight-line method over their estimated useful lives ranging from 20 to 26 years.

   In connection with the building improvements program which began in 1999 (see Note 10), costs totaling $12,308,098 at December 31, 2001 have been incurred for new building improvements ($12,178,098) and equipment ($130,000) which have been put into service. Depreciation on these assets is provided using the straight-line method over an estimated useful life of 39 years for building improvements and 7 years for equipment.

   Mortgage refinancing costs and amortization:

   Mortgage refinancing costs of $249,522, incurred in connection with the October 6, 1994 refinancing of the first mortgage (see note 3), are being amortized ratably over the term of the first mortgage, from October 6, 1994 through October 31, 2004.

   Mortgage refinancing costs of $1,111,574, incurred in connection with the March 8, 2000 refinancing of the second mortgage, are being amortized ratably over the term of the second mortgage, from March 8, 2000 through October 31, 2004.


                     60 EAST 42ND ST. ASSOCIATES L.L.C.
                        (A Limited Liability Company)

                  NOTES TO FINANCIAL STATEMENTS (Continued)



3. First and Second Mortgages Payable

   On October 6, 1994, a first mortgage was placed on the property with Morgan Guaranty Trust Company of New York, as trustee of a pension trust, in the amount of $12,020,814. The first mortgage requires constant equal monthly payments totaling $1,063,842 per annum for interest only, at the rate of 8.85% per annum, and matures on October 31, 2004.

   In connection with the building improvements program referred to in Note 10, a second mortgage loan was placed on the property on March 8, 2000, with Emigrant Savings Bank. The principal amount of the second mortgage note is $27,979,186, to be drawn down as payments for the building improvements are needed. Through December 31, 2001 Associates has drawn down advances of $13,000,000 against this loan. The loan agreement permits additional advances to be made through September 1, 2002 in amounts of not less than $1,000,000 each, provided that no more than six advances may be made during any twelve consecutive calendar month period.

   The second mortgage calls for the first $7,000,000 of loan proceeds advanced through September 30, 2000 to bear interest at the rate of 8.21% per annum through the term of the loan. All loan proceeds advanced after September 30, 2000 bear interest at a Floating Rate, defined to be either the prime rate, a U.S. Treasury based rate or a LIBO-based rate, as selected by Associates. At December 31, 2001 the floating rate interest on $6,000,000 of second mortgage debt, drawn down since September 30, 2000, was being calculated at a rate of approximately 3.7%. Monthly payments for debt service on the loan are interest only. The second mortgage also matures on October 31, 2004.

   On October 1, 2002, the interest rate on the second mortgage will be converted to a Fixed Rate. The Fixed Rate is equal to 1.65% per annum in excess of the yield on U.S. Treasury Securities having the closest maturity to October 31, 2004, as last published prior to October 1, 2002 by the Federal Reserve Board.

   The real estate is pledged as collateral for the first and second mortgages.




4. Rent Income and Related Party Transactions

   On January 4, 1982, Lincoln Building Associates (the "Lessee") exercised its option to renew the lease for an additional period of 25 years, and the lease period now extends through September 30, 2008. The lease includes an option to renew for one additional period of 25 years through September 30, 2033. See Note 10.

   The lease as modified provides for an annual basic rent equal to the sum of the constant annual mortgage charges on all mortgages, plus $24,000. In the event of a mortgage refinancing, unless there is an increase in the mortgage balance, the annual basic rent will be modified and will be equal to the sum of $24,000 plus an amount equal to the revised mortgage charges. In the event that such mortgage refinancing results in an increase in the amount of outstanding principal balance of the mortgage, the basic rent shall be equal to $24,000 plus an amount equal to the product of the new debt service percentage rate under the refinanced mortgage multiplied by the principal balance of the mortgage immediately prior to the refinancing.

             60 EAST 42ND ST. ASSOCIATES L.L.C.
                (A Limited Liability Company)

	NOTES TO FINANCIAL STATEMENTS (Continued)



4. Rent Income and Related Party Transactions (continued)

   The lease, as modified, also provides for additional rent, as follows:

   1. Additional rent equal to the first $1,053,800 of the Lessee's net operating income, as defined, in each lease year.

   2. Further additional rent equal to 50% of the Lessee's remaining net operating income, as defined, in each lease year.

   For the lease year ended September 30, 2001 the Lessee reported additional rent of $9,111,490, based on an operating profit of $17,169,179 subject to additional rent.

   Additional rent is billed to and advanced by the Lessee in equal monthly installments of $87,817. While it is not practicable to estimate that portion of additional rent of the lease year ending on the ensuing September 30th which would be allocable to the current three month period ending December 31st, Associates' policy is to include in its income each year the advances of additional rent income received from October 1st to December 31st.

   No other additional rent is accrued by Associates for the period between the end of the Lessee's lease year ending September 30th and the end of Associates' fiscal year ending December 31st.

   Peter L. Malkin is a member in Associates. A trust for the benefit of Peter L. Malkin's family is a partner in the Lessee.



5. Supervisory Services and Related Party Transactions

   Payments for supervisory services, including disbursements and the cost of regular accounting services, are made to the firm of Wien & Malkin LLP.
   A member of that firm is a member in Associates.



6. Professional Fees and Related Party Transactions

   Included in professional fees are payments of $2,791 made to the firm of Wien & Malkin LLP, a related party.



7. Income Taxes

    Net income is computed without regard to income tax expense since Associates does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.



                60 EAST 42ND ST. ASSOCIATES L.L.C.
                  (A Limited Liability Company)

           NOTES TO FINANCIAL STATEMENTS (Continued)



8. Concentration of Credit Risk

   Associates maintains cash balances in two banks and in a distribution account held by Wien & Malkin LLP. The bank balances are insured by the Federal Deposit Insurance Corporation up to $100,000 each, and at December 31, 2001 approximately $1,807,000 was not insured. The distribution account held by Wien & Malkin LLP is not insured. The funds held in the distribution account were paid to the participants on January 1, 2002.



9. Contingencies

   Wien & Malkin LLP and Peter L. Malkin are engaged in a dispute with Helmsley-Spear, Inc. concerning the management, leasing and supervision of the property that is subject to the net lease to the operating lessee. In this connection, certain legal and professional fees and other expenses have been paid and incurred by Wien & Malkin LLP and Mr. Malkin, and additional costs are expected to be incurred. Wien & Malkin LLP and Mr. Malkin have represented that such costs will be recovered only to the extent that (a) a competent tribunal authorizes payment by Associates or (b) a participant voluntarily agrees that his or her proportionate share be paid. Accordingly, Associates' allocable share of such costs is as yet undetermined, and Associates has not provided for the expense and related liability with respect to such costs in the accompanying financial statements.

   The original action commenced in June 1997 and was referred to arbitration. The March 30, 2001 decision of the arbitrators, which was confirmed by the court, (1) reaffirms the right of the partners in the lessee to vote to terminate Helmsley-Spear, Inc. without cause, (ii) dismisses Helmsley-Spear, Inc.'s claims against Wien & Malkin LLP, and (iii) rejects the termination of Helmsley-Spear, Inc. for cause. Parts of the decision of the court are under appeal.



10. Building Improvements Program and Agreement to Extend Lease

    In 1999 the participants of Associates and the Lessee consented to a b uilding improvements program (the "Program") estimated to cost approximately $22,800,000 and expected to take two to three years to complete. In 2000 the participants of the Lessee approved an increase to the Program from $22,800,000 to approximately $28,000,000 under substantially the same conditions as had previously been approved. The increased amount had previously been authorized by the participants of Associates.

    The Lessee is currently financing the Program and billing Associates for the costs incurred. The Program (1) grants the ownership of the improvements to Associates and acknowledges its intention to finance them through an increase in the fee mortgage (Note 3), and (2) allows for the increased mortgage charges to be paid by Associates from an equivalent increase in the basic rent paid by the Lessee to Associates. Since any overage rent will be decreased by one-half of that amount, the net effect of the lease modification is to have Associates and the Lessee share the costs of the Program equally, assuming overage rent continues to be earned.



                        60 EAST 42ND ST. ASSOCIATES L.L.C.
                          (A Limited Liability Company)

                  NOTES TO FINANCIAL STATEMENTS (Continued)



10. Building Improvements Program and Agreement to Extend Lease (continued)

    The 1999 consent authorized the Agents of Associates to give additional extension rights to the Lessee beyond the September 30, 2033 expiration date (Note 4) to September 30, 2083 upon completion of the program of improvements and to later date(s) for consideration and upon such terms as the Agents deem appropriate for the benefit of Associates.



11. Receipt of Warrants and Stock in Telecommunications Companies

    In 2000, Associates received shares of common stock and warrants from certain unrelated companies in exchange for permission for those companies to provide high speed internet access and other telecommunication services to the buildings. The Lessee received an equal amount of shares and warrants. There are restrictions as to the transfer of stock, and neither the warrants nor the stock have an ascertainable value as of the balance sheet date. Accordingly, the accompanying financial statements do not reflect any value for these securities.


12. Reclassifications

    As a result of the conversion of Associates to a limited liability company (Note 1), certain accounts at January 1, 2001 have been reclassified to conform with the presentation in the current year financial statements.